                    VOTING AND NON-DISPOSITION AGREEMENT


    THIS VOTING AND NON-DISPOSITION AGREEMENT, ("Agreement") is made and entered into as of August 4, 1996, between FHP INTERNATIONAL CORP., a Delaware corporation ("FHP"), and the undersigned stockholder ("Stockholder") of PACIFICARE HEALTH SYSTEMS, INC., a Delaware Corporation ("PacifiCare").

RECITALS

    A. Concurrently with the execution of this Agreement, PacifiCare, FHP, N-T Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of PacifiCare ("Holdings"), Tree Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holdings ("FHP Sub"), and Neptune Merger Corp., a Delaware corporation and wholly owned subsidiary of Holdings ("PacifiCare Sub"), have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") which provides for the mergers of FHP Sub into FHP and PacifiCare Sub into PacifiCare (the "Merger"). Pursuant to the Merger, shares of Common Stock and Series A Cumulative Convertible Preferred Stock of FHP will be converted into cash and Class A and Class B common stock and Series A Convertible Preferred stock of Holdings and shares of Pacificare Class A and Class B common stock shall be converted into Class A and Class B common stock of Holdings (collectively, "Holdings Stock") in each case in the manner set forth in the Reorganization Agreement.

    B. Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Class A Common Stock of PacifiCare as is indicated on the final page of this Agreement (the "Shares").

    C. FHP desires Stockholder to agree, and in order to induce FHP to enter into the Reorganization Agreement and agree to the Merger, Stockholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of PacifiCare acquired hereafter and prior to the Expiration Date (as defined in Section 1.1 below) in accordance with the terms hereof, and to vote the Shares and any other such shares of capital stock of PacifiCare so as to facilitate consummation of the Merger.

    NOW, THEREFORE, in consideration of the foregoing the parties agree as follows:

    1. AGREEMENT TO RETAIN SHARES.

        1. TRANSFER AND ENCUMBRANCE. Stockholder agrees not to transfer, sell, exchange, or otherwise dispose of any of the Shares, or any New Shares (as defined in Section 1.2 below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement or the Reorganization Agreement shall earlier terminate and (ii) April 30, 1997.

         1.2 ADDITIONAL PURCHASES. Stockholder agrees that any shares of Class A common stock of PacifiCare that Stockholder purchases of with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

    2. AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of PacifiCare called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of PacifiCare with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of the adoption and approval of the Reorganization Agreement and the Merger and any matter that could reasonably be expected to facilitate the consummation of the Merger not inconsistent with the terms of Reorganization Agreement, PROVIDED that the terms of the Reorganization Agreement in effect on the date hereof have not been amended or modified without the prior written consent of the undersigned, if the effect of such amendment or modification is to (i) increase the consideration paid to any holder of the capital stock of FHP (or any holder of an option or right to purchase any such capital stock) (collectively, a "FHP Holder"), (ii) increase the maximum number of shares of Class A Common Stock which can be issued to FHP stockholders pursuant to the Reorganization Agreement; or (iii) change any other term thereof in a manner that would materially and adversely affect Stockholder (the Reorganization Agreement, as it may be amended in accordance with its terms and the foregoing, the Merger and all related matters being the "Merger Proposal"). Notwithstanding the foregoing, the Stockholder shall not be required to comply with this section if: (a) during the period ending on the date the Hart-Scott-Rodino antitrust review period is terminated or expires, pursuant to a pending or promulgated order, decree, ruling or other binding determination of a court or regulatory agency (an "Order"), the Stockholder would be required to take any action or be forbidden from taking any action as a result of the Merger, the effect of which could reasonably be expected to materially and adversely affect the business operations of the Stockholders by changing its tax-exempt status as a non-profit corporation (provided that, the Stockholder has first used reasonable efforts to oppose such Order or to accommodate such order in a manner that could not reasonably be expected to have such material and adverse effect on its tax status) or
(b) the Stockholder's voting of such Shares or New Shares or delivering of such written consent is forbidden by an Order or other applicable law. The Stockholder is not aware of any presently pending or threatened Orders. Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement.

    3. IRREVOCABLE PROXY. Stockholder hereby irrevocably (to the extent provided in Section 212 of the Delaware General Corporation Law) appoints the President, Chief Operating Officer, Secretary and the Chief Financial Officer of FHP, and each of them, the attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's voting rights with respect to the Shares and any New Shares. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares are hereby revoked and no subsequent proxies will be given with respect to the Shares or the New Shares. This proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation
Law) and is granted in consideration of FHP entering into the Reorganization Agreement. The attorneys and proxies named above are empowered at any time prior to the Expiration Date to exercise all voting and other related rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of PacifiCare's stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger Proposal. Stockholder retains the right to vote on all matters other than the Merger Proposal.

    4.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER.
Stockholder hereby represents, warrants and covenants to FHP that Stockholder
(i) is the beneficial owner of the Shares, which at the date hereof and, except as permitted under Section 1.1 at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of voting stock of PacifiCare other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

    5. ADDITIONAL DOCUMENTS. Stockholder and FHP hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of FHP or Stockholder, as the case may be, to carry out the intent of this Agreement.

    6. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

    7.  MISCELLANEOUS.

        7.1 SEVERABILITY. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

         7.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

         7.3 AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         7.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that FHP will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to FHP upon any such violation, FHP shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to FHP at law or in equity.

         7.5 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given in delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    To PacifiCare:

        PacifiCare Health Systems, Inc.
        5995 Plaza Drive
        Cypress, CA 90630
        Attention: President
        Telephone (714) 952-1121
        Fax: (714) 220-3725

    with copies to:

         Konowiecki & Rank
         First Interstate World Center
         633 West 5th Street
         Los Angeles, CA 90071-2007
         Attention: Joseph Konowiecki, Esq.
         Telephone: (213) 229-0990
         Fax: (213) 229-0992

    and

         Cooley Godward Castro Huddleson & Tatum
         Five Palo Alto Square
         3000 El Camino Real
         Palo Alto, CA 94306-2155
         Attention: Michael R. Jacobson, Esq.
         Telephone: (415) 843-5000
         Fax: (415) 857-0663

    To Stockholder:

         UniHealth
         3400 Riverside Drive
         Burbank, CA 91505
         Attention: Craig Beam
         Telephone: (818) 238-6301
         Fax: (818) 238-7686

    with a copy to:

         O'Melveny & Meyers LLP
         400 South Hope Street, Suite 1500
         Los Angeles, CA 90071
         Attention: Frederick B. McLane
         Telephone: (213) 669-6000
         Fax: (213) 669-6407

    To FHP:

         FHP International Corp.
         9900 Talbert Avenue
         Fountain Valley, CA 92708-8000
         Attention: President
         Telephone: (714) 963-7233
         Fax: (714) 378-5663

All such notices and other communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery,
(ii) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (iii) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (iv) in the case of mailing, on the fifth business day following such mailing.

         7.6 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts entered into and to be performed entirely within Delaware.

         7.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

         7.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

         7.9 TITLES. The titles of the Sections of this Agreement are included for convenience of reference only and shall have no effect on the construction of meaning of this Agreement.

         7.10. ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

                                     FHP INTERNATIONAL CORP.


                                     By:  /s/ Westcott W. Price
                                     Name: Westcott W. Price, III
                                     Its: President and Chief Executive Officer


                                     STOCKHOLDER:

                                     UNIHEALTH

                                     By: /s/ Craig Beam
                                     Craig Beam
                                     Its: Chairman of the Special Committee

Shares beneficially owned:

5,909,500 shares of Class A Common Stock